As filed with the Securities and Exchange Commission on May 23, 2014	Registration No. 333-x

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT Under The Securities Act of 1933

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3409596
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(650) 474-8200

(Address, including zip code, of Registrant’s principal executive offices)

Threshold Pharmaceuticals, Inc. 2014 Equity Incentive Plan

Threshold Pharmaceuticals, Inc. Amended and Restated 2004 Employee Stock Purchase Plan

(Full titles of the plans)

Harold E. Selick, Ph.D.

Chief Executive Officer

Threshold Pharmaceuticals, Inc.

170 Harbor Way, Suite 300

South San Francisco, CA 94080

(650) 474-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chadwick L. Mills
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
(650) 843-5654

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share, including related rights to purchase Series A Participating Preferred Stock(1)	12,726,157 shares	$3.595-3.62	$45,788,040.67	$5,897.50

(1)	Each share of the Registrant’s common stock being registered hereunder, if issued prior to the termination by the Registrant of its preferred shares rights agreement, dated as of August 8, 2006, as amended, between the Registrant and the rights agent named therein, includes related rights to purchase Series A Participating Preferred Stock (the “Rights”). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) the exercise price for the shares of the Registrant’s common stock subject to outstanding options granted under the Registrant’s 2014 Equity Incentive Plan or (b) the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Capital Market on May 20, 2014. The chart below details the calculations of the registration fee:

Securities	Number of Shares of Common Stock		Offering Price Per Share		Aggregate Offering Price/Registration Fee
Common Stock issuable upon the exercise of outstanding options granted under the Registrant’s 2014 Equity Incentive Plan	1,500,250		$3.62	(3)(a)	$5,430,905.00
Common Stock reserved for future issuance under the Registrant’s 2014 Equity Incentive Plan	11,125,907	*	$3.595	(3)(b)	$39,997,635.67
Common Stock reserved for future issuance under the Registrant’s Amended and Restated 2004 Employee Stock Purchase Plan	100,000	**	$3.595	(3)(b)	$359,500.00
Proposed Maximum Aggregate Offering Price					$45,788,040.67
Registration Fee					$5,897.50

*	Such number of shares reserved for future issuance under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) consists of the sum of (1) 4,499,750 newly reserved shares plus (2) up to 6,626,157 shares (the “Prior Plan Returning Shares”) subject to outstanding stock awards granted under the Registrant’s 2004 Amended and Restated Equity Incentive Plan or the Registrant’s 2001 Equity Incentive Plan (each, a “Prior Plan”) that, on or after on May 16, 2014 (the effective date of the 2014 Plan): (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; or (iii) other than with respect to outstanding options and stock appreciation rights granted under a Prior Plan with respect to which the exercise or strike price is at least 100% of the fair market value of the common stock on the grant date, are reacquired or withheld (or not issued) by the Registrant to satisfy a tax withholding obligation in connection with a stock award. Any such shares will immediately be added to the share reserve under the 2014 Plan as and when such shares become Prior Plan Returning Shares.

**	Consists of shares automatically added to the shares reserved under the Registrant’s Amended and Restated 2004 Employee Stock Purchase Plan (the “ESPP”) pursuant to annual automatic increase provisions of the ESPP.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering the offering and sale of (i) up to 12,626,157 shares of the Registrant’s common stock that are or that may become issuable pursuant to the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) and (ii) an additional 100,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 2004 Employee Stock Purchase Plan (the “ESPP”). The shares of the Registrant’s common stock that are or that may become issuable pursuant to the 2014 Plan include 6,626,157 shares subject to outstanding stock awards originally granted under the Registrant’s 2004 Amended and Restated Equity Incentive Plan or the Registrant’s 2001 Equity Incentive Plan that may become available for issuance pursuant to the 2014 Plan as shown in and described in the Calculation of Registration Fee table above. The offering of the shares of the Registrant’s common stock previously reserved for issuance under the ESPP was registered on the Registrant’s Registration Statements on Form S-8 (File Nos. 333-126276, 333-134598, 333-164865, 333-173047, 333-180149, 333-187107), previously filed with the Securities and Exchange Commission.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on March 6, 2014 (the “2013 Form 10-K”);

•	the information specifically incorporated by reference into the 2013 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 5, 2014;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the Commission on May 1, 2014;

•	the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 2, 2014 and May 21, 2014;

•	the description of the Registrant’s common stock set forth in its registration statement on Form 8-A, filed with the Commission on January 28, 2005, as amended by Form 8-A/A, filed with the Commission on February 4, 2005, including any further amendments thereto or reports filed for the purposes of updating this description; and

•	the description of the Registrant’s Series A Participating Preferred Stock contained in its registration statement on Form 8-A filed with the Commission on August 9, 2006, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant’s common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), inter alia, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant’s amended and restated bylaws provide for indemnification by the Registrant of its directors and officers, as well as persons serving at the Registrant’s request as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent permitted by the DGCL.

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Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

As permitted by Delaware law, the Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers for certain expenses related to their service to the Registrant, including attorney’s fees and other costs and expenses, judgments, fines, penalties and settlement amounts reasonably incurred by or on behalf of such persons, subject to certain limitations.

In addition, the Registrant’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by the Registrant, subject to the limits of the policies, insuring such persons against various liabilities.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as subsequently amended, including the Certificate of Designation of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 6, 2014).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114376), filed on April 9, 2004)
4.3	Specimen Certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114376), filed on January 28, 2005)
4.4	Form of Rights Certificate (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on August 9, 2006)
4.5	Preferred Shares Rights Agreement, dated as of August 8, 2006, by and between Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2006)
4.6	Amendment to Rights Agreement, dated as of July 10, 2008, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on July 14, 2008)
4.7	Second Amendment to Rights Agreement, dated as of September 29, 2009, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on September 30, 2009)
4.8	Third Amendment to Rights Agreement, dated as of March 11, 2011, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 11, 2011)
5.1+	Opinion of Cooley LLP
23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2+	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement
24.1+	Power of Attorney is contained on the signature pages

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99.1	Threshold Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2014)
99.2	Threshold Pharmaceuticals, Inc. Amended and Restated 2004 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-164865) filed on February 11, 2010)

+ Filed herewith.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 23rd day of May, 2014.

Threshold Pharmaceuticals, Inc.

BY:	/s/ Harold E. Selick, Ph.D
Harold E. Selick, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold E. Selick and Joel A. Fernandes, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold E. Selick Harold E. Selick, Ph.D.	Chief Executive Officer (principal executive officer)	May 23, 2014

/s/ Joel A. Fernandes Joel A. Fernandes	Vice President, Finance and Controller (principal financial and accounting officer)	May 23, 2014

/s/ Jeffrey W. Bird Jeffrey W. Bird, M.D., Ph.D.	Director	May 23, 2014

/s/ Bruce C. Cozadd Bruce C. Cozadd	Director	May 23, 2014

/s/ David R. Hoffmann David R. Hoffmann	Director	May 23, 2014

/s/ Wilfred E. Jaeger Wilfred E. Jaeger, M.D.	Director	May 23, 2014

/s/ George G. C. Parker George G. C. Parker, Ph.D.	Director	May 23, 2014

/s/ David R. Parkinson David R. Parkinson, M.D.	Director	May 23, 2014

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as subsequently amended, including the Certificate of Designation of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 6, 2014).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114376), filed on April 9, 2004)
4.3	Specimen Certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-114376), filed on January 28, 2005)
4.4	Form of Rights Certificate (incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed on August 9, 2006)
4.5	Preferred Shares Rights Agreement, dated as of August 8, 2006, by and between Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on August 9, 2006)
4.6	Amendment to Rights Agreement, dated as of July 10, 2008, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on July 14, 2008)
4.7	Second Amendment to Rights Agreement, dated as of September 29, 2009, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on September 30, 2009)
4.8	Third Amendment to Rights Agreement, dated as of March 11, 2011, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 11, 2011)
5.1+	Opinion of Cooley LLP
23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2+	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement
24.1+	Power of Attorney is contained on the signature pages
99.1	Threshold Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2014)
99.2	Threshold Pharmaceuticals, Inc. Amended and Restated 2004 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-164865) filed on February 11, 2010)

+ Filed herewith.

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